Exhibit 10.1

InspireMD, Inc.

321 Columbus Avenue

Boston, Massachusetts 02116

January 16, 2016

Isaac Blech

21st Century Investors Group

1271 Avenue of the Americas, 16th Floor

New York, NY 10020

RE:            Offer to Join the Board of Directors

Dear Mr. Blech,

On behalf of InspireMD, Inc. (the “Company”), in recognition of our belief that your skills, expertise and knowledge will prove helpful to the Company’s progress, I am pleased to extend to you an offer to join the Company’s Board of Directors (the “Board”) as a Class 3 director and as the Company’s vice Chairman, with the term expiring at the 2017 annual meeting of stockholders, commencing on January 22, 2016.

As compensation for your service on the Board, on April 30, 2016, you will be granted ten-year options to purchase 780,000 shares of the Company’s common stock at an exercise price equal to the closing fair market value of the Company’s common stock on the date of grant. The options shall be exercisable for cash or through a “cashless-exercise.” The options shall vest and become exercisable as follows:

•	195,000 options shall vest immediately upon the time of grant; and

•	195,000 options shall vest each time upon the satisfaction of any of the following milestones until all 780,000 options shall have vested:

o	the Company raising at least $15 million through an equity offering (however, if this goal is achieved following your appointment, but prior to April 30, 2016, this condition will be deemed satisfied on the date of grant);

o	the Company’s market cap becoming equal to or greater than $25 million (however, if this goal is achieved following your appointment, but prior to April 30, 2016, this condition will be deemed satisfied on the date of grant);

o	the Company receiving research coverage by three new analysts at a leading investment bank (however, if this goal is achieved following your appointment, but prior to April 30, 2016, this condition will be deemed satisfied on the date of grant); or

o	the tripling of the Company’s market cap from the date of appointment (however, if this goal is achieved following your appointment, but prior to April 30, 2016, this condition will be deemed satisfied on the date of grant).

Notwithstanding the foregoing, in the event (i) of your death or permanent disability, (ii) a change in control (as defined in the Company’s 2013 Lon-Term Incentive Plan) or (iii) if you are asked to resign for any reason other than cause (as defined in the Company’s form of Nonqualified Stock Option Agreement under its 2013 Lon-Term Incentive Plan), these options shall vest immediately in full.

The Company will reimburse you for any reasonable expenses incurred by you in connection with your travel on behalf of the Company, provided that you furnish the Company with invoices, with receipts and other appropriate supporting documentation evidencing such expenses within 30 days of incurrence, and otherwise comply with the Company’s travel and expense reimbursement policies as may be in effect from time to time. Notwithstanding the foregoing, the Company will not reimburse you for any single expense in excess of $6,500, or group of related expenses that aggregate to more than $6,500, without the Chairman of the Board’s prior consent.

In accepting this offer, you are representing to the Company that you do not know of any conflict which would restrict your ability to consult with the Company or serve on the Board and that you will not provide the Company with any documents, records, or other confidential information belonging to other parties.

Nothing in this offer or the stock option agreements should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law.

If the foregoing terms are agreeable, please indicate your acceptance by signing this letter in the space provided below and returning this letter to the Company. We look forward to your serving as a member of the Board.

Sincerely,

InspireMD, Inc.

By:	/s/ Sol J. Barer
Name:	Sol J. Barer, Ph.D.
Title:	Chairman

Agreed and Accepted:

/s/ Isaac Blech

Isaac Blech

Date: January 16, 2016

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